Exhibit 23.1


            CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

       We consent to the incorporation by reference in this Amendment No. 2 to the Registration Statement of WaveRider Communications Inc. on Form S-2 of our report, dated February 7, 2004, except for the second paragraph of Note 1 as to which the date is July 1, 2004, as reissued and included in Form F-4 of WaveRider Communications (Canada) Inc. filed on July 20, 2004, and as originally included in the Annual Report on Form 10-KSB of WaveRider Communications Inc. for the year ended December 31, 2003.



       We also consent to the reference to our Firm under the caption "Experts" in the Prospectus, which is part of this Registration Statement.


/s/ Wolf & Company, P.C.
Boston, Massachusetts
August 10, 2004